UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2021

Cipherloc Corporation

(Exact name of registrant as specified in its charter)

Texas	000-28745	86-0837077
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

6836 Bee Caves Road

Building 1, Suite 279

Austin, TX 78746

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (512) 772-4245

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of I 934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

To the extent the grant of the Restricted Stock Units described and defined in Item 5.02, below, are deemed to be “sold or offered” (and not issued under a no-sale theory), Cipherloc Corporation (the “Company”, “we” and “us”) claims an exemption from registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), for such issuance, since the foregoing issuance did not involve a public offering, the recipient was an (a) “accredited investor”; and/or (b) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act. The securities are subject to transfer restrictions, and the certificates evidencing the securities will contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Executive Employment Agreement with Ryan Polk, Chief Financial Officer

On September 30, 2021, and effective on June 1, 2021, the Company entered into an Executive Employment Agreement with Ryan Polk, the Company’s Chief Financial Officer. The employment agreement has the following terms:

The employment agreement has no stated term and is terminable by either party at will. Pursuant to the terms of the agreement, Mr. Polk’s annual compensation package includes (1) a base salary of $150,000 per year, subject to annual increases as determined in the sole discretion of the Compensation Committee or the Board of Directors, (2) an equity bonus in the amount of $50,000 (which may be increased from time to time in the sole discretion of the Compensation Committee), which is initially to be evidenced by the grant of restricted stock units (the “Restricted Stock Units”) under the Company’s 2021 Omnibus Equity Incentive Plan, and (3) a yearly discretionary cash bonus with a target amount of $100,000, with the actual payment amount to be determined by the Board of Directors and based on the condition of the Company’s business and results of operations, the Board’s evaluation of the executive’s individual performance for the relevant period, and the satisfaction of goals that may be established by the Compensation Committee from time to time, provided no goals have been established to date, and that in the absence of performance goals, the amount of such bonus is wholly determined in the discretion of the Board. Mr. Polk is also eligible to participate in our stock option plan and other benefit plans. The Board of Directors and/or Compensation Committee may also authorize other discretionary bonuses payable to Mr. Polk from time to time in their discretion, in cash or securities.

The agreement prohibits Mr. Polk from competing against us during the term of the agreement and for a period of twelve months after the termination of the agreement in any state and any other geographic area in which we or our subsidiaries provide services or products, directly or indirectly, during the two years preceding the date of the termination of the agreement, subject to certain agreed upon exceptions.

We may terminate Mr. Polk’s employment (a) for “cause” (which is defined to include, a material breach of the agreement by Mr. Polk, any act of misappropriation of funds or embezzlement by Mr. Polk, Mr. Polk committing any act of fraud, or Mr. Polk being indicted of, or pleading guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law); (b) in the event Mr. Polk suffers a physical or mental disability which renders him unable to perform his duties and obligations for either 90 consecutive days or 180 days in any 12-month period; or (c) for any reason without “cause”. The agreement also automatically terminates upon the death of Mr. Polk.

Mr. Polk may terminate his employment (a) for “good reason” (i.e., (i) if his position or duties are modified to such an extent that his duties are no longer consistent with the position of Chief Financial Officer of the Company, (ii) there has been a material breach by us of a material term of the agreement or Mr. Polk reasonably believes that we are violating any law which would have a material adverse effect on our operations and such violation continues uncured thirty days after such breach and after notice thereof has been provided to us by Mr. Polk, or (iii) Mr. Polk’s compensation is reduced without his consent, or we fail to pay to Mr. Polk any compensation due to him upon five days written notice from Mr. Polk informing us of such failure); provided, however, prior to any such termination by Mr. Polk for “good reason”, Mr. Polk must first advise us in writing (within 15 days of the occurrence of such event) and provide us 15 days to cure (5 days in connection with the reduction of Mr. Polk’s salary or the failure to pay amounts owed to him)); and (b) for any reason without “good reason”.

In the event that Mr. Polk’s employment is terminated for any reason other than a termination by us for “cause” or a termination as a result of Mr. Polk’s death or disability, during the twelve month period following a Change of Control (defined below) or in anticipation of a Change of Control, we are required to pay Mr. Polk, within 60 days following the later of (i) the date of such Change of Control termination; and (ii) the date of such Change of Control, a cash severance payment in a lump sum in an amount equal to six months of Mr. Polk’s current base salary, which amount is due within 60 days of the later of (i) the date of such Change of Control termination; and (ii) the date of such Change of Control. In addition, in the event of a Change of Control, all of Mr. Polk’s equity-based compensation immediately vests to Mr. Polk and any outstanding stock options held by Mr. Polk can be exercised by Mr. Polk until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances. “Change of Control” for the purposes of the agreement means: (a) any person obtaining beneficial ownership representing more than 50% of the total voting power represented by our then outstanding voting securities without the approval of not fewer than two-thirds of our Board of Directors; (b) a merger or consolidation of us whether or not approved by our Board of Directors, other than a merger or consolidation that would result in our voting securities immediately prior thereto continuing to represent at least 50% of the total voting power outstanding immediately after such merger or consolidation, (c) our stockholders approving a plan of complete liquidation or an agreement for the sale or disposition by us of all or substantially all of our assets, or (d) as a result of the election of members to our Board of Directors, a majority of the Board of Directors consists of persons who are not members of the Board of Directors on June 1, 2021, except in the event that such slate of directors is proposed by a committee of the Board of Directors; provided that if the definition of “Change of Control” in our stock incentive plans or equity compensation plans is more favorable than the definition above, then such definition shall be controlling.

If Mr. Polk’s employment is terminated pursuant to his death, disability, without “good reason” by Mr. Polk, or by us for “cause”, Mr. Polk is entitled to all salary accrued through the termination date and no other benefits other than as required under the terms of employee benefit plans in which Mr. Polk was participating as of the termination date. Additionally, any unvested stock options or equity compensation held by Mr. Polk immediately terminate and are forfeited (unless otherwise provided in the applicable award) and any previously vested stock options (or if applicable equity compensation) are subject to the terms and conditions set forth in the applicable stock incentive plan or equity compensation plan, or award agreement, as such may describe the rights and obligations upon termination of employment of Mr. Polk.

If Mr. Polk’s employment is terminated by Mr. Polk for “good reason”, or by us without “cause”, (a) Mr. Polk is entitled to continue to receive the salary due pursuant to the terms of the agreement at the rate in effect upon the termination date for six months following the termination date, payable in accordance with our normal payroll practices and policies; and (b) provided Mr. Polk elects to receive continued health insurance coverage through COBRA, we are required to pay Mr. Polk’s monthly COBRA contributions for health insurance coverage, as may be amended from time to time (less an amount equal to the premium contribution paid by active Company employees, if any) for six months following the termination date; provided, however, that if at any time Mr. Polk is covered by a substantially similar level of health insurance through subsequent employment or otherwise such obligation ceases. Additionally, unvested benefits (whether equity or cash benefits and bonuses) will vest immediately upon such termination and any outstanding stock options previously granted to Mr. Polk will vest immediately upon such termination and will be exercisable until the earlier of (A) one year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances.

The agreement also includes customary confidentiality, indemnification and assignment of inventions provisions.

The foregoing summary of the Executive Employment Agreement and the Restricted Stock Units is qualified in its entirety by reference to the Executive Employment Agreement and the form of Restricted Stock Unit Award Agreement, which are attached to this Current Report as Exhibits 10.1 and 10.2, and are incorporated by reference into this Item 5.02 in their entirety.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Executive Employment Agreement dated September 30, 2021 and effective June 1, 2021, between Cipherloc Corporation and Ryan Polk
10.2*	Form of Cipherloc Corporation (2021 Omnibus Equity Incentive Plan), Restricted Stock Unit Award Agreement
104	Inline XBRL for the cover page of this Current Report on Form 8-K

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 12, 2021

CIPHERLOC CORPORATION

By:	/s/ Ryan Polk
Ryan Polk
Chief Financial Officer